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Exhibit 23.4

December 12, 2007

Forest Oil Corporation
707 17th Street
Suite 3600
Denver, Colorado 80202

Ladies and Gentlemen:

        We hereby consent to the use of our name and the information regarding our review of the Forest Oil Corporation's estimates of reserves included under the section Independent Audit of Reserves of the Annual Report on Form 10-K of Forest Oil Corporation ("Forest") for the year ended December 31, 2006, to references to our firm, and to the incorporation by reference thereof into Forest's Registration Statement on Form S-4, in the context in which they appear (including any amendments thereto).

                      Very truly yours,

                      DeGOLYER and MacNAUGHTON

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  Exhibit 23.4